Filed pursuant to rule 424(B)(3)

Registration Statement No. 333-115759

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED SEPTEMBER 17, 2004)

PROSPECTUS

UP TO 4,502,010 SHARES OF

SPECTRUM PHARMACEUTICALS, INC.

COMMON STOCK

This prospectus supplement relates to the sale of up to 4,502,010 shares of our common stock by the selling stockholders named in this prospectus supplement no. 2, prospectus supplement no. 1 dated October 11, 2006 and the prospectus dated September 17, 2004 (the “Prospectus”). This prospectus supplement no. 2 should be read in conjunction with prospectus supplement no. 1 and the Prospectus.

The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the Prospectus. A selling stockholder named in the Prospectus transferred to the entity listed in the table below the securities, which are convertible or exercisable for the shares of our common stock listed in the table below.

	Shares of Common Stock Beneficially Owned Before Offering		Number of Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned Following the Offering(3)
Name	Number	% of Class(1)(2)		Number	% of Class
SDS Capital Group SPC, Ltd. (4)	1,882,509	7.08%	22,750	1,859,759	6.99%
Xmark Opportunity Fund, L.P. (5)(6)	503,654	1.97%	38,871	464,783	1.82%
Xmark Opportunity Fund, Ltd. (5)(6)	763,305	2.95%	66,130	697,175	2.70%

(1)	For the purposes of calculating the percent of class beneficially owned by a selling stockholder, shares of common stock which may be issued to that selling stockholder within 60 days of November 22, 2006 are deemed to be outstanding.

(2)	Pursuant to the terms of the warrant transferred to the selling stockholder, the number of shares of our common stock that may be acquired by the holder of the warrant upon any exercise of the warrant is limited to the extent necessary to insure that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Securities and Exchange Act of 1934, as amended, does not exceed 4.99% of the total number of shares of our common stock then outstanding.

(3)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under the prospectus.

(4)	SDS Management, LLC is the Investment Manager of SDS Capital Group SPC, Ltd. Steve Derby is the sole Managing Member of SDS Management, LLC, and is the natural person who exercises voting and investment control over the securities beneficially owned by SDS Capital Group SPC, Ltd. Each of SDS Management, LLC and Steve Derby disclaims beneficial ownership of the securities held by SDS Capital Group SPC, Ltd., except as to their pecuniary interest. SDS Capital Group SPC, Ltd. obtained the warrant shares from Sargon Capital International Fund, Ltd., a selling stockholder in the Prospectus.

(5)	All securities in the Company beneficially owned by Xmark Fund, L.P. and Xmark Fund, Ltd. were transferred (as of August 31, 2006) to their affiliates—Xmark Opportunity Fund, L.P., a Delaware limited partnership, and Xmark Opportunity Fund, Ltd., a Cayman Islands exempted company.

(6)	Xmark Opportunity Partners, LLC (“Opportunity Partners”) is the sole member of the investment manager of Xmark Opportunity Fund, L.P., a Delaware limited partnership (“Opportunity L.P.”), and Xmark Opportunity Fund, Ltd., a Cayman Islands exempted company (“Opportunity Ltd.”), and, as such, possesses sole power to vote and direct the disposition of all securities of the Company held by Opportunity L.P. and Opportunity Ltd. David C. Cavalier and Mitchell D. Kaye, the Chief Operating Officer and Chief Executive Officer, respectively, of Xmark Capital Partners, LLC, the Managing Member of Opportunity Partners, share voting and investment power with respect to all securities beneficially owned by Opportunity Partners.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 22, 2006